American Realty Capital Properties Issues Statement Regarding Cole Capital® Non-traded REITs

NEW YORK, NY December 19, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) issued the following statement:

Affiliates of ARCP sponsor or manage the following non-traded REITs:  Cole Corporate Income Trust, Inc.; Cole Credit Property Trust IV, Inc.; Cole Real Estate Income Strategy (Daily NAV), Inc.; Cole Office & Industrial REIT (CCIT II), Inc.; and Cole Credit Property Trust V, Inc. (collectively, the “Non-traded REITs”). In answer to inquiries, ARCP notes that the independent investigation being conducted by its Audit Committee was not initiated in response to any allegations concerning the Non-traded REITs and that, to date, nothing has come to the Audit Committee’s attention that would indicate any financial improprieties at or affecting the Non-traded REITs.

About ARCP

ARCP is a leading, self-managed commercial REIT focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

About Cole Capital

Cole Capital is the private capital management business of ARCP. As an industry leading non-listed REIT sponsor, Cole Capital creates innovative net lease real estate products that serve individual investors and financial professionals. Built on 35 years of experience and real estate acquisitions of more than $14 billion, Cole Capital’s net lease strategy seeks to collect rent from industry-leading corporations and provide a stream of income to investors through non-listed REITs. Additional information about Cole Capital and its products can be found on its website at www.colecapital.com.

Cautionary Statements

The forward-looking information set forth herein is subject to various assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking information, including: the timing and definitive findings of the Audit Committee’s investigation and whether any additional accounting errors or other issues are identified; the timing and impact on ARCP’s previously reported net loss and AFFO of the restatement of ARCP’s financial statements; negative reactions from ARCP’s creditors, shareholders or business partners to the findings of the Audit Committee’s investigation or the restatement of its financial statements; the results of the re-evaluation of ARCP’s internal controls over financial reporting and disclosure controls and procedures and the timing and expense of any necessary remediation of control deficiencies; and the impact and result of any litigation or regulatory inquiries or investigations related to the findings of the Audit Committee’s investigation or ARCP’s restatement of its financial statements. All of the forward-looking statements made in this report are qualified by the above cautionary statements and those made in the “Risk Factors” section of ARCP’s Annual Report on Form 10-K for the year ended December 31, 2013 and ARCP’s other filings with the U.S. Securities and Exchange Commission. ARCP disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Media Contact:

Andy Merrill

212-886-9304